Exhibit 10.1

RESIGNATION AGREEMENT

This Resignation Agreement (this “Agreement”) is entered into between Bitstream Inc. (“Employer”) and Anna Chagnon (“Executive”), on this 1st day of May 2011.

WHEREAS, the parties agree that Executive will resign and settle their rights and obligations;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive and Employer agree as follows:

1. Resignation Date. Effective May 1, 2011 (the “Resignation Date”), Executive hereby resigns as President and Chief Executive Officer and a director of Employer and as an employee of Employer.

2. Payments and Other Benefits. No later than May 9, 2011, Employer shall pay Executive a lump sum cash payment of $600,000 (representing an amount equal to two years of Executive’s salary), subject to applicable withholding obligations. If Executive dies before receiving the payment stated herein, the remainder will be paid to her husband, and if he is not alive at the time, to her estate. Employer shall also reimburse Executive for any reasonable business expenses she has incurred on behalf of Employer within 10 days after Executive submits adequate documentation that such expenses were properly incurred. Employer shall also pay Executive, at her current base salary rate, for 10 days of vacation time that she has accrued but not used as of the Resignation Date.

Any vested restricted stock and/or vested stock options held by Executive as of the Resignation Date or which otherwise become vested as provided in this Section 2 shall continue to be subject to the terms and conditions of the Bitstream, Inc. 2006 Incentive Compensation Plan or Bitstream, Inc. 2000 Stock Plan, as applicable, and the related award agreements (collectively, the “Award Documents”). The restricted stock shares that would have become vested in May 2011 had Executive’s employment continued until the end of May 2011 shall become vested and exercisable on their regular vesting date in May 2011 and shall, for purposes of this Section 2, be considered vested as of such date. Notwithstanding anything in the Award Documents to the contrary, any unvested options and/or restricted stock held by Executive as of the Resignation Date shall continue to be held by Executive and shall not be forfeited upon the Resignation Date, but shall not become vested (except to the limited extent provided in the preceding sentence) unless a “Change in Control” is consummated on or before November 1, 2011. In the event a Change in Control is consummated on or before November 1, 2011, all unvested restricted stock and stock options held by Executive shall become vested immediately prior to the Change in Control and shall continue to be subject to the terms and conditions related to a Change in Control as provided in the Award Documents. If a Change in Control is not consummated on or before November 1, 2011, such unvested restricted stock and stock options shall be forfeited at the close of business on such date. For such purposes, a “Change in Control” shall mean a Change in Control as defined in the Severance Agreement, dated April 15, 2010, between Employer and Executive (the “Severance Agreement”) and shall include any sale of both of Employer’s OEM Fonts business and Employer’s MyFonts business. Notwithstanding anything in the foregoing to the contrary, in no event shall any stock options held by Executive remain outstanding beyond the expiration date of their original terms.

In addition, Employer shall pay up to $15,000 of Executive’s reasonable attorneys fees in connection with the preparation of this Agreement. Payment will be made no later than May 20, 2011. Payment will be made to Shilepsky Hartley Robb Casey Michon LLP.

Employer agrees that it shall not contest any application for benefits that Executive may make to the Massachusetts Division of Unemployment Assistance, it being understood that it shall not be a violation of this provision for Employer to respond truthfully to requests for information made by the Massachusetts Division of Unemployment Assistance.

Executive agrees and acknowledges that the benefits and compensation conveyed by this Section 2 exceed the benefits and compensation to which Executive would otherwise be entitled.

3. Nondisparagement. Executive agrees that she will not make any statement, directly or indirectly, oral or written, which criticizes or is disparaging of or which is intended to or could reasonably be expected to damage the business or reputation of Employer, or any of its directors, officers, shareholders, employees, counsel or agents, or its products, technical abilities, research, services, organizational structure or business and operational methods. This paragraph does not prohibit accurate and truthful statements to the extent required to be made in connection with compulsory legal process or testimony in legal proceedings. Executive will notify Employer promptly if served with any legal process calling for disclosure of information regarding Employer, the business or operations of Employer or its directors, officers, shareholders, employees, counsel or agents.

Employer and its executive officers and the members of its Board of Directors agree that they will not make (and that they shall instruct Employer’s investment banker not to make) any statement, directly or indirectly, oral or written, which criticizes or is disparaging of or which is intended to or could reasonably be expected to damage the business or reputation of Executive. This paragraph does not prohibit accurate and truthful statements to the extent required to be made in connection with compulsory legal process or testimony in legal proceedings. Employer will notify Executive promptly if served with any legal process calling for disclosure of information regarding Executive. Potential new Employers will be told that Executive resigned.

The parties agree to the following: Employer will send on behalf of Executive an email (provided by Executive to Employer) to all employees of the Employer on the morning of May 2, 2011 announcing her departure and thanking them for their hard work. The parties agree that this email will be the first announcement of her departure.

The parties agree that the Employer shall issue a press release in the form attached as Exhibit A hereto announcing Executive’s departure.

4. General Release by Executive. Except as stated herein, Executive completely releases Employer, its affiliates, and each of their present and former directors, officers, shareholders, employees, counsel or agents (collectively, the “Released Parties”) from all claims of any kind, known and unknown, that Executive had in the past or now has against the Released Parties through the date of execution of this Agreement. This full waiver and release includes all claims arising from Executive’s employment or association with Employer, this Agreement, the termination of Executive’s employment with Employer, and/or the events leading up to the termination of Executive’s employment (collectively, the “Released Claims”); provided that the

Released Claims expressly do not include the separation benefits specified in Section 2 hereof, claims for breach of this Agreement, any accrued wages and vacation pay that as of the date hereof remain unpaid, any right to vested benefits under any Employer benefit plan, rights to indemnification and disability benefits, claims for unemployment benefits, rights to COBRA. By way of example and not in limitation, the Released Claims shall include any claims for severance and any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act. Notwithstanding anything in this Agreement to the contrary, Executive is not releasing any claims to challenge the validity of this release under the Age Discrimination in Employment Act, any claims that arise after Executive signs this Agreement, or any claims that Executive cannot waive by operation of law.

Nothing in this Agreement shall limit Executive’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter; however, Executive waives the right to monetary damages resulting from any actions brought by federal or state agencies. Nothing in this Agreement shall limit Executive’s right to join any shareholder claims against Employer.

Except as stated herein, Executive understands that this release is intended to include all claims of any kind, including unknown losses or claims and claims or losses that Executive may have underestimated in extent or value. Executive expressly assumes the risk of such unknown or underestimated losses or claims and acknowledges that the benefits to be provided to Executive pursuant to this Agreement fully compensate Executive for such risks.

Executive acknowledges that:

a)	she has read and fully understands the legal effect of this Agreement, and understands that by signing this Agreement she is giving up the Released Claims;

b)	she has been advised of her right to take up to 21 days within which to consider whether to sign this Agreement, and, to the extent she signs this Agreement prior to such 21st day, she knowingly and voluntarily waives her right to consider for the remainder of such period;

c)	she has been advised to consult with her own attorney prior to signing this Agreement, and that she has had an adequate opportunity to seek such counsel;

d)	she has chosen to enter into this Agreement freely, without coercion and based upon her own judgment and not in reliance upon any promises made by Employer other than those contained in this Agreement; and

e)	she may revoke this Agreement by delivering a written notice of revocation to Employer, no later than the seventh day after she signs this Agreement.

5. General Release by the Employer. Employer completely releases Executive, her heirs, successors, assigns and attorneys (collectively, the “Released Parties”) from all claims of any kind, known and unknown, that Employer had in the past or now has against the Released Parties through the date of execution of this Agreement; provided that the claims released in this Section 5 expressly do not include any claims arising from any fraudulent or criminal conduct of Executive not known to Employer as of the Resignation Date. Employer represents it knows of no claims against Executive at the time of execution.

6. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the substantive laws of the Commonwealth of Massachusetts, without regard to the provisions for choice of law thereunder.

7. Entire Agreement. This Agreement, along with any and all Stock Agreements referenced herein, the confidentiality agreement signed by Executive on July 14, 1997 and the Bitstream Code of Business Conduct and Ethics to which Executive agreed to be bound, supersedes all other prior undertakings and agreements, written or oral, as may have existed prior to the date of execution of this Agreement with regard to the Released Claims. By the execution of this Agreement, Executive acknowledges that any such superseded understandings and agreements are terminated, and Executive disclaims any and all rights or interest that may have existed with respect thereto. Further, any representations, promises, agreements or understandings, written or oral, with regard to the terms addressed in this Agreement that are not contained in this Agreement shall be of no force or effect.

8. Effective Date. This Agreement shall become effective on the eighth day after Executive signs it, provided she has not revoked the Agreement as provided above. If Executive shall timely revoke this Agreement, it shall be rendered void and without effect, and notwithstanding any other provision hereof neither party shall have any obligation to the other hereunder.

9. 409A. The parties hereby state their joint belief that all payments and benefits provided for under this Agreement are either exempt from Section 409A of the Internal Revenue Code or comply with the requirements of such Section so as not to cause an acceleration of taxation, or imposition of interest or penalties, under Section 409A or any other provision of the Internal Revenue Code and may be paid without application of the 6-month delay provisions of IRC §409A(a)(2)(B)(i). Accordingly, the parties agree that all tax reporting and withholding will be consistent with this understanding.

10. This Agreement may be executed in counterparts, in which case each such counterpart shall be an original, and all counterparts together shall constitute one and the same instrument. True and correct copies, including facsimile or PDF copies of signed counterparts, may be used in place of originals for any purpose.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

ANNA CHAGNON

Date: May 1, 2011	/s/Anna M. Chagnon

BITSTREAM, INC.

Date: May 1, 2011	/s/ Melvin L. Keating
Melvin L. Keating, On behalf of the Board of Directors
of Bitstream Inc.

Exhibit A

Anna Chagnon Resigns as President and CEO

MARLBOROUGH, Mass.—May, 2, 2011— Bitstream Inc. (NASDAQ:BITS) announced today that its CEO and President, Anna Chagnon, has resigned. Amos Kaminski, the Chairman of the Board, has agreed to take over as Executive Chairman and interim CEO. Ms. Chagnon has also resigned as a director of the Company.

The Company is grateful to Ms. Chagnon for her years of service and wishes her well in her future endeavors.

About Bitstream

Bitstream Inc. develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is the world’s leading provider of fonts to consumers. Bitstream’s Pageflex brand enables marketers to easily produce customized communications in print, email and online. The company’s latest offering is the BOLT mobile browser, which has been installed by millions of users worldwide since its release in February 2009. For more information visit www.bitstream.com.